Exhibit 99.1

IN8bio Presents Preclinical Data Showing Non-Signaling CAR Platform Targets Cancer Cells While Preserving Healthy Tissue

•	Next-generation gamma-delta T cell CAR technology targets tumors while sparing healthy tissue.

•	Greater than 15x difference in killing between tumor cells and healthy B cells with the non-signaling gamma-delta CAR-T platform (nsCAR) utilizing the validated target of CD19 as proof-of-concept.

•	Leveraging the unique properties of gamma-delta T cells supports the potential to broaden the utilization of CAR technology for previously “undruggable” solid- and liquid-tumor targets.

NEW YORK, February 23, 2023 (GLOBE NEWSWIRE) — IN8bio, a clinical-stage biopharmaceutical company discovering and developing innovative gamma-delta T cell therapies, announced the ability of its novel non-signaling gamma-delta CAR-T platform (nsCAR) to selectively target leukemic cells while preserving healthy B cells. The findings were presented by Dr. Lawrence Lamb, IN8bio’s Chief Scientific Officer, during a Plenary session titled “Leveraging the Nexus of the Immune System with Gamma-Delta CAR-T Cells” at the 6th CAR-TCR Summit Europe on February 23rd.

The current generation of CAR-T technology eliminates the target antigen regardless of whether it is expressed on tumor or healthy tissues. However, IN8bio’s nsCAR platform uses the innate immune recognition of gamma-delta T cells to distinguish between tumor and healthy tissue, offering a targeted but potentially less toxic approach. In a 48-hour in vitro cytotoxicity experiment, the nsCAR platform demonstrated a greater than 15x difference in killing between leukemic cells and healthy B cells (E:T=2:1, 79.7% versus 5.2%) when both express the CD19 target antigen.

The nsCAR platform is also engineered to express the cytokine interleukin-15 (IL-15) to enhance cellular persistence and the ability to target and kill tumor cells over time. The platform has the potential to broaden the utilization of CAR technology for previously “undruggable” solid and liquid tumor targets.

“This powerful approach could be used in indications such as acute myeloid leukemia (AML) and solid tumor cancers where on-target, off-tumor expression would result in toxicities with significant risks to patients,” said Lawrence Lamb, Ph.D., co-founder and Chief Scientific Officer of IN8bio. “While CD19 was a preclinical proof-of-concept, we look forward to advancing the nsCAR platform into solid tumor indications as well as promising targets for AML, such as CD33.”

The data presented supports the potential of IN8bio’s nsCAR platform to revolutionize the development of future CAR-T therapies, with the findings demonstrating the ability of the novel approach to distinguish between tumor cells and healthy tissue. The presentation is available on the company’s website at https://investors.in8bio.com/.

About INB-300

INB-300, our non-signaling CAR gamma-delta T cell platform, includes several preclinical product candidates combining our expertise in gamma-delta T cells and genetic engineering. These nsCAR constructs lack signaling domains in order to take advantage of the unique properties of gamma-delta T cells to differentiate between healthy and tumor tissues. IN8bio is advancing new nsCAR constructs against multiple targets to treat both solid and liquid tumors.

About IN8bio

IN8bio is a clinical-stage biopharmaceutical company focused on the discovery, development and commercialization of gamma-delta T cell product candidates for solid and liquid tumors. Gamma-delta T cells are a specialized population of T cells that possess unique properties, including the ability to differentiate between healthy and diseased tissue. IN8bio’s DeltEx platform employs allogeneic, autologous, iPSC and genetically modified approaches to develop cell therapies, designed to effectively identify and eradicate tumor cells.

IN8bio is currently conducting two investigator-initiated Phase 1 clinical trials for its lead gamma-delta T cell product candidates: INB-200 for the treatment of newly diagnosed glioblastoma and INB-100 for the treatment of patients with leukemia undergoing hematopoietic stem cell transplantation. IN8bio is initiating INB-400, a company-sponsored Phase 2 clinical trial in newly diagnosed glioblastoma following IND clearance in late 2022. IN8bio also has a broad portfolio of preclinical programs focused on addressing other solid tumor types. For more information about IN8bio and its programs, please visit www.IN8bio.com.

Forward Looking Statements

This press release may contain forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements may be identified by words such as “aims,” “anticipates,” “believes,” “could,” “estimates,” “expects,” “forecasts,” “goal,” “intends,” “may,” “plans,” “possible,” “potential,” “seeks,” “will” and variations of these words or similar expressions that are intended to identify forward-looking statements, although not all forward-looking statements contain these words. Forward-looking statements in this press release include, but are not limited to, statements regarding: the potential of the nsCAR platform to broaden the utilization of CAR technology to solid and liquid tumor targets; the ability to use the nsCAR platform in indications such as AML and solid tumor cancers; the potential of the nsCAR platform to revolutionize the future of CAR-T therapies; the potential of the nsCAR platform to distinguish between tumor cells and healthy tissue; the timing and initiation of IN8bio’s clinical trials; and the timing of IND clearance for INB-400. IN8bio may not actually achieve the plans, intentions or expectations disclosed in these forward-looking statements, and you should not place undue reliance on these forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in these forward-looking statements as a result of various factors, including: risks to site initiation, clinical trial commencement, patient enrollment and follow-up, as well as IN8bio’s ability to meet anticipated deadlines and milestones, presented by the ongoing COVID-19 pandemic as well as rising inflation and regulatory developments; uncertainties inherent in the initiation and completion of preclinical studies and clinical trials and clinical development of IN8bio’s product candidates; the risk that IN8bio may not realize the intended benefits of its DeltEx platform; availability and timing of results from preclinical studies and clinical trials; whether the outcomes of preclinical studies will be predictive of clinical trial results; whether initial or interim results from a clinical trial will be predictive of the final results of the trial or the results of future trials; the risk that trials and studies may be delayed and may not have satisfactory outcomes; potential adverse effects arising from the testing or use of IN8bio’s product candidates; expectations for regulatory approvals to conduct trials or to market products; IN8bio’s reliance on third parties, including licensors and clinical research organizations; and other important factors, any of which could cause our actual results to differ from those contained in the forward-looking statements, are described in greater detail in the section entitled “Risk Factors” in our Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission (SEC) on November 10, 2022, as well as in other filings IN8bio may make with the SEC in the future. Any forward-looking statements contained in this press release speak only as of the date hereof, and IN8bio expressly disclaims any obligation to update any forward-looking statements contained herein, whether because of any new information, future events, changed circumstances or otherwise, except as otherwise required by law.

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Company Contact:

IN8bio, Inc.

Patrick McCall

+ 1 646.600.6GDT (6438)

info@IN8bio.com

Investors & Media Contact:

Argot Partners

IN8bio@argotpartners.com